Registration No. 333-44505
As filed with the United States Securities and Exchange Commission on June 11, 2018
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-44505
UNDER THE SECURITIES ACT OF 1933
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BRADY CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-0178960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6555 West Good Hope Road Milwaukee, Wisconsin (Address of Principal Executive Offices)	53223 (Zip Code)
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Brady Matched 401(k) Plan
f/k/a BRADYGOLD PLAN
(Full title of the plan)
___________________

Louis T. Bolognini Senior Vice President, General Counsel and Secretary Brady Corporation 6555 West Good Hope Road P.O. Box 571 Milwaukee, Wisconsin 53201-0571	Copy to: Ryan P. Morrison Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202
(Name and address of agent for service) (414) 358-6600
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Brady Corporation, a Wisconsin corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Registration Statement on Form S-8 (File No. 333-44505) (the “Registration Statement”) filed with the Securities and Exchange Commission on January 20, 1998. The Registration Statement registered 200,000 shares of Class A Nonvoting Common Stock, $.01 par value per share, of the Registrant (“Common Stock”) and an indeterminate amount of plan interests to be offered and sold pursuant to the Brady Matched 401(k) Plan (the “Plan”).
The Plan no longer offers Common Stock as an investment option. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, pursuant to the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any remaining shares of Common Stock and all plan interests that were registered for issuance pursuant to the Registration Statement and that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on June 11, 2018.
BRADY CORPORATION

By: /s/ AARON J. PEARCE
Aaron J. Pearce
Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance upon Section 478 of the Securities Act of 1933, as amended.

SIGNATURES
The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other persons who administer the employee benefit plan) has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on June 11, 2018.
BRADY MATCHED 401(k) PLAN
By: /s/ AARON J. PEARCE
Aaron J. Pearce
Chief Financial Officer and Treasurer